CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 29, 2023, relating to the financial statements and financial highlights of VELA Funds comprising VELA Small Cap Fund, VELA Large Cap Plus Fund, VELA International Fund, and VELA Income Opportunities Fund, for the year ended September 30, 2023, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

January 26, 2024